The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Index: S&P 500 ® Index Pricing Date: April 26, 2022 Observation Date: April 27, 2027 Maturity Date: April 30, 2027 Interest Payment Dates: Monthly Contingent Interest Rate: At least 5.25%* per annum , corresponding to a rate of at least 0.4375%*. The effective interest rate for any Contingent Interest Payment will not be higher than the Contingent Interest Rate and may be as low as 0%. The effective interest rate will depend on the number of Trading Days during the relevant Interest Period on which the Accrual Provision is satisfied. Minimum Index Level / Trigger Value: An amount that represents 75.00% of the Initial Value CUSIP: 48133FCR4 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133FCR4/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $ 900.00 per $ 1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above . Early Redemption We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than t he first through fifth Interest Payment Dates and the final Interest Payment Date), at a price, for each $1,000 principal amount note, equal to $1,0 00 plus any Contingent Interest Payment applicable to that Interest Payment Date . No further payments will be made on the notes . Payment at Maturity If the notes have not been redeemed early and the Final Value is greater than or equal to the Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment applicable to the Maturity Date. If the notes have not been redeemed early and the Final Value is less than the Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $ 1,000 + ($ 1,000 î Index Return) If the notes have not been redeemed early and the Final Value is less than the Trigger Value, you will lose more than 25.00 % of your principal amount at maturity and could lose all of your principal amount at maturity. *Contingent Interest If the notes have not been previously redeemed early, you will receive on the applicable Interest Payment Date for each $1,000 p rin cipal amount note a Contingent Interest Payment equal to $ 1,000 î (n / Actual) î Contingent Interest Rate / 12, where “n” means the actual number of Trading Days during the immediately preceding Interest Period on which the Accrual Provision is satisfied; and “ Actual” means the actual number of Trading Days in the immediately preceding Interest Period. The “Accrual Provision” will be satisfied on a Trading Day only if (a) the closing level of the Index on the Accrual Determination Date for that Trading Day is greater than or equal to the Minimum Index Level and (b) no market disruption event with respect to the Index has occurred or is continuing on the Accrual Determination Date for that Trading Day . The effective interest rate will depend on the number of Trading Days during the relevant Interest Period on which the Accrua l P rovision is satisfied. If the Accrual Provision is satisfied on none of the Trading Days during an Interest Period, no Contingent Intere st Payment will be made on the corresponding Interest Payment Date. Hypothetical Payment at Maturity** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 5yNC6m SPX Callable Range Accrual Notes North America Structured Investments Index Return Payment At Maturity ( excluding any Contingent Interest Payment ) 60.00% $1,000.00 40.00% $1,000.00 20.00% $1,000.00 5.00% $1,000.00 0.00% $1,000.00 - 5.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 25.00% $1,000.00 - 25.01% $749.90 - 30.00% $700.00 - 40.00% $600.00 - 60.00% $400.00 - 100.00% $0.00 This table does not reflect any Contingent Interest Payments that may be payable over the term of the notes. ** The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all . • The amount of any Contingent Interest Payment is based on the closing level of the Index , which may result in an effective interest rate of zero. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • Whether the Accrual Provision is satisfied on some Trading Days during an Interest Period will be based on the closing level of the Index on prior days. • The effect on a Contingent Interest Payment of whether the Accrual Provision is satisfied on a given single Trading Day will vary from Interest Period to Interest Period. • The benefit provided by the Trigger Value may terminate on the Observation Date. • The optional early redemption feature may force a potential early exit. • No dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to se nd you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 5yNC6m SPX Callable Range Accrual Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.